Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 21, 2006, by and among RBS Global, Inc., a Delaware corporation (the “Company”), Rexnord Corporation, a Delaware corporation (together with RBS Global, the “Issuers”), The Falk Service Corporation, a Delaware corporation (“Falk”), Prager Incorporated, a Louisiana corporation (“Prager”), PT Components, Inc., a Delaware corporation (“PT”), RBS Acquisition Corporation, a Delaware corporation (“RBS Acquisition”), RBS China Holdings, L.L.C., a Delaware limited liability company (“RBS China”), Rexnord Industries, LLC, a Delaware limited liability company (“Rexnord Industries”), Rexnord International Inc., a Delaware corporation (“Rexnord International”), Rexnord Puerto Rico Inc., a Nevada corporation (“Rexnord Puerto Rico”), W.M. Berg Inc., a Delaware corporation (collectively with Falk, Prager, PT, RBS Acquisition, RBS China, Rexnord Industries, Rexnord International and Rexnord Puerto Rico, the “Guarantors”), Chase Merger Sub, Inc., a Delaware corporation (“Chase Merger Sub”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, Chase Merger Sub has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of July 21, 2006, providing for the issuance of 9½% Senior Notes due 2014 (the “Notes”);

WHEREAS, the Issuers desire to execute and deliver this First Supplemental Indenture to the Trustee for the purpose of becoming jointly and severally liable, as co-issuers of the Notes, for all of Chase Merger Sub’s obligations under the Indenture and the Notes;

WHEREAS the Guarantors desire to execute and deliver this First Supplemental Indenture to the Trustee for the purpose of guaranteeing the payment of all obligations of the Issuers under the Indenture and the Notes and the performance within applicable grace periods of all other obligations of the Issuers under the Indenture and the Notes, on the terms and conditions set forth in Article 11 of the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and Chase Merger Sub are authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors, Chase Merger Sub and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Co-Issuers. The Issuers hereby agree that they are henceforth jointly and severally liable, as co-issuers of the Notes, for all of Chase Merger Sub’s obligations under the Indenture and the Notes, on the terms and conditions set forth therein.

1

SECTION 3. Guarantees. Each of the Guarantors hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all applicable provisions of the Indenture.

SECTION 4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 5. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers, Chase Merger Sub and the Guarantors.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this First Supplemental Indenture.  This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.  In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 7. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this First Supplemental Indenture.

[The rest of this page has been intentionally left blank.]

2

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS

RBS GLOBAL, INC.

By:	/s/ Robert A. Hitt
Name: Robert A. Hitt
Title: President and Chief Executive Officer

REXNORD CORPORATION

By:	/s/ Thomas Janseny
Name: Thomas Jansen
Title: Executive Vice President and Chief Financial Officer

CHASE MERGER SUB, INC.

By:	/s/ Patricia M. Navis
Name: Patricia M. Navis
Title: Vice President and Secretary

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

GUARANTORS

THE FALK SERVICE CORPORATION

PRAGER INCORPORATED

PT COMPONENTS, INC.

RBS ACQUISITION CORPORATION

RBS CHINA HOLDINGS, L.L.C.

REXNORD INDUSTRIES, LLC

REXNORD INTERNATIONAL INC.

REXNORD PUERTO RICO INC.

W.M. BERG INC.

By:	/s/ Michael Andrzejewski
Name: Michael Andrzejewski
Title: Secretary

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

TRUSTEE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee

By:	/s/ Timothy P. Mowdy
Name: Timothy P. Mowdy
Title: Vice President